Xenetic Biosciences Plc 3rd Floor, Greener Housse 66-68 Haymarket London, SW1Y 4RF t 0203 021 1500 e info@xeneticbio.com

January 2nd, 2014

Tim Coté

Cote Orphan Consulting, LLC

Timothy R Cote

8630 Fenton Street, Suite 730

Silver Spring, MD 20910

Dear Dr. Coté:

This is to confirm the terms of your proposed appointment as a non-employee Director of a Nevada corporation to be named Xenetic Biosciences, Inc. (the “Company”), which appointment is contingent upon the (1) closing of the pending transaction (the “Transaction”) between the Company and Xenetic BioSciences PLC (“Xenetic”) and (2) board of directors of the Company appointing you as a Director, which is anticipated to occur immediately after completion of the Transaction.

Overall, in terms of time commitment, we expect your attendance at all the Board of Directors (the "Board") meetings and meetings of such committees of the Board that you will be appointed to (as applicable). In addition, you will be expected to devote appropriate preparation time ahead of each meeting.

By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of this position.

For and in consideration of the services to be performed by you, Company agrees to pay you as follows:

1.1 Fee. A fee equal to $25,000 (Twenty-Five Thousand U.S. Dollars) per annum, payable quarterly (the “Board Meeting Fee”) for attendance up to six board meetings a year and a fee between $3,000 (Three Thousand U.S. Dollars) and $10,000 (Ten Thousand U.S. Dollars), per annum, payable quarterly (the "Committee Meeting Fee", and together with the Board Meeting Fee, the "Fee") for attendance up to four meetings a year per Board committee you are appointed to, with such Committee Meeting Fee to be determined by the Board.

Stock Options. Subject to all approvals required by law, the Company will grant you, from time to time on the occurrence of each milestone achievement (a “Milestone”), pursuant to an equity incentive plan or such other plan to be adopted by the Company (the "Plan") and upon such terms and conditions as determined by the Compensation Committee or the Board (as applicable), options to purchase 50,000 shares of the Company’s common stock (the "Options"). Each Milestone will occur when each of the following events: (a) 60 days following the submission of an IND without the receipt of a “clinical hold” letter from FDA; (b) award of product licensing (BLA or NDA) for an Orphan designated drug or a drug that targets an orphan indication;

1.2. Term of Options. All Options, if and to the extent granted according to Section 1.2 above, shall be in effect for a period of 10 years commencing immediately after the vesting of all Options granted to you under this letter of appointment, and shall expire immediately thereafter. Without derogating from the aforesaid, if the Plan that shall be approved by the Company shall include additional provisions related to expiration of Options, such provisions shall also apply with respect to all Options granted to you under this letter of appointment.

1.2.2 Vesting. All Options granted to you shall vest automatically upon grant.

1.2.3 Price. The exercise price of the Options shall be the closing price of the Company’s common stock on the date of the IND approval and as agreed by the Compensation Committee in accordance with the Plan.

1.2.4 General. All options granted to you shall be in effect subject to your continuous service as a member of the Board and subject to the terms and conditions of the Plan, including such terms related to vesting and expiration, and subject to such terms and conditions as will be approved by the Company, at its sole discretion. In case of contradiction between the provisions of this letter of appointment and the provisions of the Plan, the provisions of the Plan shall supersede.

1.2.5 Certain Representations. You represent and agree that you are accepting the shares of common stock being issued to you pursuant to this Agreement for your own account and not with a view to or for sale of distribution thereof. You understand that the securities are restricted securities and you understand the meaning of the term “restricted securities.” You further represent that you were not solicited by publication of any advertisement in connection with the receipt of the shares and that you have consulted tax counsel as needed regarding the shares.

1.3 Orphan Filings Exclusivity. For so long as You are a director of the Company, You (which shall include Cote Orphan Consulting, LLC or any successor corporation thereto) shall have the exclusive right on all filings with the United States Food and Drug Administration related to “orphan drugs” (the “Orphan Drug Exclusivity”), with such costs and expenses related to such services to be mutually agreed upon. The Schedule attached provides guidance on services that You may provide to the Company. By mutual agreement the services may be provided by way of an annual retainer or according to the schedule attached.

1.4 Company agrees to reimburse you for out-of-pocket expenses incurred by you in connection with your service (including out-of-pocket expenses and transportation expenses, provided that such expenses are against original and valid receipts and pre-approved by the Company in writing (the “Expenses”).

1.5  Payment of the Expenses, as applicable, shall be made against your itemized invoice following the receipt of the relevant invoice, which invoice shall be submitted to the Company within seven (7) days of the end of each calendar month during the term of this letter of appointment.

1.6  For the avoidance of any doubt, the Fee, the Options (subject to their terms), the Orphan Drug Exclusivity and the aforementioned Expenses constitute the full and final consideration for your appointment, and you shall not be entitled to any additional consideration, of any form, for your appointment and service.

2. The term of your appointment as a non-employee Director of the Company shall be for one year or until the next Meeting of Stockholders.

3. You will undertake such travelling as may reasonably be necessary for the performance of your duties, including travelling for Board meetings and site visits if required.

4.  You will undertake such duties and powers relating to the Company and any subsidiaries or associated companies of the Company (the “Group”) as the Board may from time to time reasonably request. Directors have the same general legal responsibilities to the Company as any other director. The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company’s affairs, inter alia, as follows:

4.1                Providing entrepreneurial leadership of the Group within a framework of prudent and effective controls which enable risk to be assessed and managed; and

4.2                Setting the Group’s strategic aims, ensures that the necessary financial and human resources are in place for the Group to meet its objectives and reviews management performance; and

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4.3                Setting the Group’s values and standards and ensures that its obligations to its shareholders and others are understood and met.

5. Confidential Information

5.1 You undertake to the Company that you shall maintain in strict confidentiality all trade, business, technical or other information regarding the Company, the Group, its affiliated entities and their business affairs including, without limitation, all marketing, sales, technical and business know-how, intellectual property, trade secrets, identity and requirements of customers and prospective customers, the Company’s methods of doing business and any and all other information relating to the operation of the Company (collectively, the “Confidential Information”). You shall at no time disclose any Confidential Information to any person, firm, or entity, for any purpose unless such disclosure is required in order to fulfil your responsibilities as director. You further undertake that you shall not use such Confidential Information for personal gain.

“Confidential Information” shall not include information that (i) is or becomes part of the public domain other than as a result of disclosure by you, (ii) becomes available to you on a non-confidential basis from a source other than the Company, provided that the source is not bound with respect to that information by a confidentiality agreement with the Group or is otherwise prohibited from transmitting that information by a contractual legal or other obligation, or (iii) can be proven by you to have been in your possession prior to disclosure of the information by the Company. In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Confidential Information, it is agreed that you, to the extent practicable under the circumstances, will provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive compliance with this paragraph 6. If a protective order or the receipt of a waiver hereunder has not been obtained, you may disclose only that portion of the Confidential Information which you are legally compelled to disclose.

5.2 Blackout Period. You understand that we have, or intend to have, a policy pursuant to which no officer, director or key executive may not engage in transactions in our stock during the period commencing the end of a fiscal quarter and ending the day after the financial information for the quarter and year have been publicly released. If you become a member of the audit committee and you have information concerning our financial results at any time, you may not engage in transactions in our securities until the information is publicly disclosed.

6. Term and Termination

6.1 Subject to paragraph 6.2 hereunder, this appointment shall terminate immediately and without claim for compensation on the occurrence of any of the following events:

6.1.1 if you resign as a director of the Company for any reason; and/or

6.1.2 if the Reverse Merger is not completed; and/or

6.1.3 if your were appointed by other directors in order to temporary fill vacancy on the Board and said appointment is cancelled by the Board; and/or

6.1.4 if you are removed or not re-appointed as a director of the Company at a General Meeting of the Company in accordance with the requirements of the Business Corporation Law of the State of Nevada and/or any other applicable law or regulation (the "Law") and/or the Company's Articles of Incorporation; and/or

6.1.5 if you have been declared bankrupt or made an arrangement or composition with or for the benefit of your creditors; and/or

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6.1.6 if you have been disqualified from acting as a director (including, but not limited to, an event in which you are declared insane or become of unsound mind or become physically incapable of performing your functions as director for a period of at least 60 days); and/or

6.1.7	with your death and if you are a corporation or either entity, with your liquidation; and/or
6.1.8	if an order of a court having jurisdiction over the Company requires you to resign.

6.2  Any termination of this letter of appointment shall be without payment of damages or compensation (except that you shall be entitled to any accrued Fees or Expenses properly incurred under the terms of this letter of appointment prior to the date of such termination).

7. The Company will put directors’ and officers’ liability insurance in place within 60 days of this Letter and will use commercial reasonable effort to maintain such cover for the full term of your appointment.

8. On termination of this appointment, you shall return all property belonging to a Group company, together with all documents, papers, disks and information, howsoever stored, relating to a Group company and used by you in connection with this position with the Company.

9. Subject to the proper performance of your obligations to the Company under this letter of appointment and any applicable law, the Company agrees that you will be free to accept other appointments and directorships provided that:

9.1                They do not in any way conflict with the interests of the Company or any member of the Group; and

9.2                They do not restrict you from devoting the necessary time and attention properly to services to be performed under this letter of appointment; and

9.3                In the event that you become aware of any potential conflicts of interest, these must be disclosed to the Chairman and/or the Chief Executive Officer (the "CEO") of the Company as soon as they become apparent.

10. The performance of individual directors and the Board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your position, you should discuss them with the Chairperson and/or the CEO as soon as is appropriate.

11. In addition to any right pursuant to applicable law, occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director. Circumstances may occur when it will be appropriate for you to seek such advice from independent advisors at the Company’s expense, to the extent provided under applicable law and subject to the prior written approval of the CEO.

12. This letter refers to your appointment as a director of the Company and your (possible) membership of the audit, nomination, compensation and other committees of the Board.

13. You shall procure that you comply at all times with the Company’s inside trading policies as in effect from time to time.

14. You shall discharge your general duties as a director pursuant to the Company's Articles of Incorporation of the Company and applicable law.

15.  This letter of appointment shall be governed by and construed in accordance with the law of the State of Massachusetts.

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Please sign the attached copy of this letter and return it to Xenetic to signify your acceptance of the terms set out above.

Sincerely yours,

XENETIC BIOSCIENCES PLC

/s/ M. Scott Maguire

Name: M. Scott Maguire

Title: Chief Executive Officer

AGREED AND ACKNOWLEDGED BY:

/s/ Tim Coté

Name of Director: Tim Coté

Address:

Coté Orphan Consulting, LLC

Timothy R Cote

8630 Fenton Street, Suite 730

Silver Spring, MD 20910

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